Exhibit 99.1

FRIDAY MAY 1, 2020

SOTHERLY HOTELS INC. PROVIDES ADDITIONAL STRATEGIC UPDATES ON OPERATIONS RELATED TO COVID-19 IMPACT

Williamsburg, Virginia – May 1, 2020 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that it has undertaken additional actions at both the property and corporate levels to mitigate the financial impact of the COVID-19 pandemic, while at the same time has increased its focus on maintaining a clean and safe environment for its employees and guests.

At the property-level, the Company and its hotel managers have implemented stringent cost control measures designed to minimize impact to profitability. Action steps include the closure of food and beverage outlets and other non-essential guest amenities in order to shrink the footprint of the properties; the downsizing of staffing levels and benefits, including the layoff of over 90% of hotel staff with reductions in salary for staff not subject to layoff; and the deferral of all non-vital capital expenditures. While the Company’s wholly owned properties remain in operation in a limited-service capacity, the Company has suspended rental program operations at its two condominium properties: The Hyde Resort & Residences and The Hyde Beach House Resort & Residences. The Company is also working with its management partners to seek out alternative sources of revenue, including pursuing contracts with medical personnel and government authorities to provide accommodations for individuals responding to the pandemic.

At the corporate-level, the Company has implemented several cost-containment initiatives, which include the furlough of over 20% of staff, a reduction in salaries and benefits for all staff not subject to furlough, and the waiving of Q1 director’s fees by the Company’s board of directors. As part of the change, Dave Folsom, President and CEO, has volunteered to reduce his salary by approximately 25%. The Company has also negotiated three months of rental deferral for its corporate office.

The Company is taking additional measures designed to strengthen its balance sheet, including working with its lenders on forbearance agreements for each of its mortgage loans. To date, the Company has been successful in completing a variety of modifications with a majority of its lenders which will provide immediate financial relief and we expect that modifications for the remaining mortgage loans are nearing completion. Additionally, the Company is applying for applicable federally funded assistance programs under the CARES Act. The Company and its affiliates have received proceeds from two separate applications for the Paycheck Protection Program (PPP) totaling approximately $9.8 million. Pursuant to the terms of the CARES Act, the proceeds of each PPP Loan may be used for payroll costs, mortgage interest, rent or utility costs.

Dave Folsom, President and CEO commented, “The Company continues to monitor all governmental directives and is prioritizing the safety of its loyal guests and staff during this pandemic, which has created unprecedented challenges in our industry. We believe the additional strategic actions taken by the Company to reduce corporate costs, pursue alternative sources of income, and strengthen its balance sheet have improved the Company’s overall ability to weather the disruption caused by COVID-19. We will continue to serve our communities and look forward to delivering on our ‘stay open’ strategy, which we believe will enable a swifter ramp-up process once concerns surrounding the global pandemic have lessened and consumer confidence has improved.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648